UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Power REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Winding Road Old Bethpage, NY 11804 212-750-0371 http://www.pwreit.com/

October 22, 2026

Your Vote Is Very Important: Please Vote Before the Annual Meeting Scheduled for October 27, 2026

Dear Fellow Shareholder:

Power REIT’s 2026 Annual Meeting of Common Shareholders is scheduled for October 27, 2026 at 10:30 a.m. Eastern time at 477 Madison Avenue, New York, New York 10022. We write because we have not yet received enough votes on Proposal 3 to approve it, and we ask for your help.

Independent support. Institutional Shareholder Services (ISS), the leading independent proxy advisory firm, has recommended that shareholders vote FOR Proposal 3. ISS concluded that approval would give the Board added flexibility to resolve the Series A Preferred Stock overhang while the Trust remains listed on the NYSE American and registered under the Exchange Act.

What is required. Approval of Proposal 3 requires the affirmative vote of a majority of all Common Shares outstanding on the record date, September 11, 2026. That standard is measured against all 367,120 outstanding Common Shares, not only the shares that vote. As a result, a share that is not voted has the same effect as a vote against Proposal 3.

Where the vote stands. As of October 22, 2026, holders of approximately 37% of the outstanding Common Shares had voted in favor of Proposal 3. More than 50% of the outstanding shares must vote in favor for the proposal to be approved.

Why Proposal 3 matters. Proposal 3 would allow Power REIT to amend the Series A Articles Supplementary based on a vote of holders of the Series A Preferred Stock, voting as a separate class without an additional vote of the common shareholders. The Board believes that approval preserves flexibility to address the Trust’s capital structure, may help preserve its NYSE American listing and its ability to raise capital, and avoids the cost and delay of a second common shareholder vote. Please read the proxy statement dated September 16, 2026, including its discussion of risks such as potential dilution, before you vote.

Our plan for October 27. The Board of Trustees recommends that you vote FOR Proposal 3. If we have not received sufficient votes by the time of the meeting, the Board may adjourn it to a later date, as described in the proxy statement, so that shareholders have additional time to vote. The record date will not change. Proxies already submitted will remain valid and will be voted at the adjourned meeting unless revoked. Shareholders who have already voted do not need to take any further action, and you do not need to attend the meeting in person.

How to vote. Please vote today by internet at www.proxyvote.com, by telephone at 1-800-690-6903, or by returning the white proxy card or voting instruction form you received. If your shares are held through a bank or broker, please follow the instructions on your voting instruction form, because your broker cannot vote your shares on Proposal 3 without your instructions. If you have voted previously, you may change your vote at any time before the polls close by submitting a later-dated proxy or voting instruction.

If you have questions or need assistance voting, please contact our proxy solicitor, Sodali & Co., at (203) 658-9400 or PW@investor.sodali.com.

Thank you for your continued support of Power REIT.

Sincerely,

David H. Lesser

Chairman and CEO